Exhibit 8.2

HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

April 13, 2018	FILE NO: 72349.000012

Westbound Bank

655 West Grand Parkway South

Katy, Texas 77494

Re:	Federal Income Tax Opinion Issued to Westbound Bank in Connection with the Merger of Westbound Bank with and into a Subsidiary of Guaranty Bancshares, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Westbound Bank, a Texas banking association (“Westbound”), in connection with the merger of Westbound with and into Guaranty Bank & Trust, N.A. (“GBT”), a national banking association and a wholly-owned subsidiary of Guaranty Bancshares, Inc., a Texas corporation and registered bank holding company (“Guaranty”), with GBT as the surviving corporation (the “Merger”). The Merger shall be in accordance with and pursuant to the terms of that certain Agreement and Plan of Merger dated as of January 29, 2018, by and among Guaranty, GBT, and Westbound (the “Merger Agreement”). Pursuant to the requirements of Section 7.2(d) of the Merger Agreement, you have asked us to render an opinion that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion.

A. Documents Reviewed

In connection with the opinion rendered below, we have reviewed and relied upon the following documents:

1.    the Merger Agreement;

2.     the Proxy Statement of Guaranty contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 29, 2018, (the “Registration Statement”);

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RALEIGH/DURHAM    RICHMOND    SAN FRANCISCO    THE WOODLANDS    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Westbound Bank

April 13, 2018

3.    the Certificates of Westbound and Guaranty, delivered to us on or about April 13, 2018, with respect to various factual representations and certifications (collectively, the “Certificates”); and

4.    such other documents as we have deemed necessary or appropriate for purposes of this opinion.

B. Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C. Assumptions

In connection with the opinions rendered below, we have assumed that:

1.    all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.    the Merger and the other transactions specified in the Merger Agreement have been and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.      the Merger will be reported by Westbound and Guaranty on their respective income tax returns in a manner consistent with the opinions set forth below; and

4.    the Certificates are true and accurate in all material respects as of the Effective Time of each of the Merger.

Westbound Bank

April 13, 2018

D. Opinion

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of each of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement, it is our opinion that:

1.    the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.    the discussion in the section of the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion under current law of the material United States federal income tax consequences of the Merger and the other transactions specified in the Merger Agreement to shareholders of Westbound.

E. Limitations

1.    Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.    The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by Westbound, Guaranty or GBT) could adversely affect the opinions stated herein.

Westbound Bank

April 13, 2018

3.    No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

Hunton Andrews Kurth LLP